Exhibit 99.1

Select Interior Concepts Appoints Nadeem Moiz as Chief Financial Officer

Anaheim, California – August 17, 2018 – Select Interior Concepts, Inc. (“SIC”) (NASDAQ: SIC), a leading provider of interior surface products for both residential and commercial builders, today announced that Nadeem Moiz has been appointed as its new Chief Financial Officer, effective August 17, 2018.

Mr. Moiz was most recently the Executive Vice President and Chief Financial Officer for Superior Industries International, Inc., one of the largest publicly listed global aluminum wheel suppliers for OEMs. Mr. Moiz will replace Kendall Hoyd, who will assume the role of President—RDS of SIC.

“Nadeem, with his diversified experience, will be a great addition to an already dynamic leadership team,” said Tyrone Johnson, the Chief Executive Officer of SIC. “He is not only a proven and accomplished business leader, but has demonstrated strong strategic and operational expertise through the successful execution of numerous transactions, the development of sophisticated financial organizations and critical roles in driving top and bottom-line growth at his previous companies.”

Prior to Superior Industries, Mr. Moiz served as the Chief Financial Officer of DCLI, a leading intermodal equipment solutions provider, and held leadership positions in Finance and Operations at Graphic Packaging International and Fiat Chrysler Automobiles. Mr. Moiz holds a Bachelor of Science degree in Accounting from the University of Florida, a Masters of Business Administration in Finance from Florida A&M University, and has completed the Advance Management Program at Harvard Business School. He is also a Certified Public Accountant and Certified Global Management Accountant.

About Select Interior Concepts

Select Interior Concepts, Inc. has been created as a holding company for the consolidation and management of companies focused on interior building products and services. Residential Design Services (RDS) and Architectural Surfaces Group (ASG) are its two primary operating subsidiaries and segments. For more information, visit http://www.selectinteriorconcepts.com.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

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Contacts:

Investor Relations:

Marlon Nurse, D.M. | Senior Vice President

Porter, LeVay & Rose, Inc.

Marlon@plrinvest.com

Media Inquiries:

Janelle Joseph/Josette Robinson

Prosek Partners

212.279.3115

Pro-select@prosek.com